Exhibit 10.23

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of May 9, 2019 by and between Cerevel Therapeutics, LLC (the "Company") and Kathy Yi (the "Executive").

WHEREAS, the Executive possesses certain experience and expertise that qualifies him to provide the direction and leadership required by the Company; and

WHEREAS, the Company desires to employ the Executive as Chief Financial Officer of the Company and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

I.            Position and Duties.

(a)      Effective as of June 10, 2019 (the "Effective Date"), the Executive will be employed by the Company, on a full-time basis, as its Chief Financial Officer, reporting initially to the Company's Executive Chairman and thereafter to the Company's Chief Executive Officer. The Executive will be a member of the Company's Executive Committee. The Executive shall be based at the Company's offices in the greater Boston area. In addition, the Executive may be asked from time to time to serve as a director or officer of one or more of the Company's AffiIiates, without further compensation.

(b)      The Executive agrees to perform the duties of his position and such other duties as may reasonably be assigned to the Executive from time to time. The Executive also agrees that, while employed by the Company, he will devote his full business time and his best effo11s, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of his duties and responsibilities for them. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during his employment, except as may be expressly approved in advance by the Board of Directors of Cerevel Therapeutics, Inc. ("Parent") (or such other board of directors or managers as may be designated as the operative governing entity of the Company, the "Board") in writing; provided, however, that the Executive may participate in the activities set forth on Exhibit A hereto and may without advance consent participate in charitable activities and engage in personal investment activities , in each case to the extent such activities, individually or in the aggregate, do not materially interfere with the performance of the Executive's duties under this Agreement, create a conflict of interest or violate any provision of Section 3 of this Agreement.

(c)       The Executive agrees that, while employed by the Company, he will comply with all written Company policies, practices and procedures and all written codes of ethics or business conduct applicable to his position, as in effect from time to time.

2.           Compensation and Benefits. During the Executive's employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive the following compensation and benefits:

(a)      Base Salary. The Company will pay the Executive a base salary at the rate of $430,000 per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Board in its discretion (as increased, from time to time, the " Base Salary").

(b)      Bonus Compensation. For each fiscal year completed during the Executive's employment under this Agreement, the Executive will be eligible to earn an annual bonus (each, an "Annual Bonus"). The Executive's target bonus will be forty percent (40%) of the Base Salary (the "Target Bonus"), prorated for a partial initial year of employment, with the actual amount of any such Annual Bonus to be determined by the Board in its discretion, based on the Executive's performance and the Company's performance against goals established by the Board in its discretion after consultation with the Chief Executive Officer of the Company, who shall consult with the Executive prior to such consultation with the Board. Except as provided in Section 5, in order to receive any Annual Bonus hereunder, the Executive must be employed through the last day of the year to which such Annual Bonus relates. Any Annual Bonus will be paid in the calendar year immediately following the conclusion of the fiscal year to which such Annual Bonus relates.

(c)      Equity. The Executive will be eligible for participation in the Cerevel Therapeutics, Inc. 2018 Equity Incentive Plan (the "Plan"). Subject to the receipt of any required approvals and the Executive's continued employment through the grant date, which will be as soon as practicable following the Effective Date, the Executive will be granted an option to purchase 296,154 shares of the Company's common stock, which as of the date of this letter, represents approximately 0.55% of the Company's fully diluted shares outstanding (the "Option" or "Award"). The Option will have an exercise price of not less than the fair market value of the Company's common stock on the date it is granted, as determined by the Company. The Option will be evidenced by a form of stock option agreement and will be subject to the terms of the Plan, the applicable stock option agreement, any other applicable stockholders agreements, and any other restrictions and limitations generally applicable to the common stock of the Company or equity awards held by the Company's executives or otherwise imposed by law. In the event of any conflict between this Agreement and the terms of the stock option agreement or Plan, the stock option agreement or Plan will control. In no event shall the Company or any person affiliated with the Company have any liability with respect to the failure of any compensation or benefits provided to the Executive to be exempt from, or comply with, Section 409A of the Internal Revenue Code.

(d)      Participation in Employee Benefit Plans. The Executive will be entitled to participate in all employee benefit plans from time to time in effect for senior employees of comparable status of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). The Executive's participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations im posed by law.

(e)      Vacations. The Executive will be entitled to earn vacation days in accordance with the policies of the Company as in effect for senior employees of comparable status, as in effect from time to time. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.

(f)       Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to Company policy as in effect from time to time and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive's right to payment or reimbursement hereunder or under Section 3(g) below shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(g)      Signing Bonus. The Executive shall be eligible to receive a one-time cash signing bonus in the amount of $200,000 (the "Signing Bonus"). The Signing Bonus will be payable by the Company within thirty (30) days following the Effective Date. In the event the Executive terminates his employment hereunder without Good Reason or the Executive's employment is terminated by the Company for Cause: (i) before the twelve (12)-month anniversary of the Effective Date, the Executive shall repay to the Company the full amount of the Signing Bonus; or (ii) on or after the twelve (12)-month anniversary of the Effective Date but before the twenty-four (24)-month anniversary of the Effective Date, the Executive shall repay to the Company fifty percent (50%) of the Signing Bonus. Any repayment shall occur within thirty (30) days following the date of termination.

(h)     Relocation Expenses. The Executive agrees to relocate to the greater Boston, MA area. The Company will reimburse the Executive for his relocation up to a maximum amount as agreed to by the Company (grossed up for any taxes imposed on the amounts reimbursed) (the "Reimbursement"), for the following relocation expenses: (i) reasonable and actual relocation expenses (i.e., the costs of moving household and other personal goods) incurred in connection with the Executive's relocation to the greater Boston, MA area, (ii) any reasonable and actual closing costs incurred with respect to the sale of real property in connection with the Executive's relocation to the greater Boston, MA area and (iii) reasonable and actual expenses incurred in connection with any relocation search visits to the greater Boston, MA area, subject in each case to such reasonable substantiation and documentation as may be specified by the Company from time to time. As applicable, all reimbursable relocation expenses described in this Section shall be reimbursed as soon as reasonably practical following receipt by the Company of the required substantiation and documentation, in accordance with the Company's reimbursement policies in effect at the time. In the event the Executive terminates his employment hereunder without Good Reason or the Executive's employment is terminated by the Company for Cause: (i) before the twelve (12)-month anniversary of the Effective Date, the Executive shall repay to the Company the full amount of any Reimbursement; or (ii) on or after the twelve (12)-month anniversary of the Effective Date but before the twenty-four (24)-month anniversary of the Effective Date, the Executive shall repay to the Company fifty percent (50%) of any Reimbursement.

(i)       Living Expenses. During the first thirty (30) days following the Effective Date, the Company will reimburse the Executive up to a maximum amount as agreed to by the Company for (i) reasonable living and commuting expenses incurred or paid by the Executive in maintaining a residence and commuting to work in the greater Boston, MA area (the "Living Expenses"), subject to such reasonable substantiation and documentation as may be specified by the Company from time to time, and (ii) taxes incurred by the Executive with respect to reimbursement of the Living Expenses (the "Taxes"). In the event that the Executive's employment with the Company is terminated by the Company for Cause or by the Executive without Good Reason on or before the twenty-four (24) month anniversary of the Effective Date, the Executive agrees to repay to the Company, within thirty (30) days following the date of termination, one half of the full amount of the Living Expenses and Taxes reimbursed as of the date of termination.

(j)       Co-Investment. To the extent the Company establishes a program allowing senior employees of comparable status to the Executive ("Senior Employees") to purchase common stock of Parent, the Executive will be eligible to participate in such program.

(k)      Tag-Along Rights.  In the event Parent offers tag-along rights on sales by   any Lead investor (as defined in the Stockholders Agreement by and among Parent and the stockholders party thereto, dated September 24, 2018, as it may be amended from time to time) to Senior Employees with respect to their shares of common stock of Parent, the Executive will also be eligible for such rights on the same terms as applicable to other Senior Employees.

3.           Confidential Information and Restricted Activities.

(a)      Confidential Information.  During  the  course  of  the  Executive's employment with the Company, the Executive will learn of Confidential Information, and will develop Confidential information on behalf of the Company and  its  Affiliates.  The  Executive agrees that he will not use or disclose to  any  Person  (except as required  by applicable  law or for the proper performance of his regular duties and  responsibilities  for  the  Company)  any Confidential Information obtained by the Executive incident to his employment or any other association with the Company or  any of  its Affiliates.  The Executive  agrees that this restriction  will continue to apply after his employment terminates, regardless of the  reason  for  such termination. For  the avoidance  of doubt, (i)  nothing contained  in  this Agreement  limits,  restricts or in any other way affects the Executive' s communicating with  any  governmental  agency  or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency  or entity and  (ii) the Executive  will  not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly , or to an attorney, solely for the purpose of reporting or investigating a  suspected  violation  of  law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding: provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means.

(b)     Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive agrees to safeguard all Documents and to surrender to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in his possession or control. The Executive also agrees to disclose to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which the Executive has password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c)      Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of fu1ther assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Company will compensate the Executive at an hourly rate calculated based on his final Base Salary for time spent in complying with these obligations at the request of the Company following the termination of the Executive's employment. All copyrightable Intellectual Property that the Executive creates during his employment shall be considered "work made for hire" and shall, upon creation, be owned exclusively by the Company.

(d)     Restricted Activities. In consideration of and as a condition of Executive's employment by the Company, and of the compensation and other benefits to be provided to Executive hereunder, and in recognition of the fact that, as an executive of the Company, Executive will have access to the Company's Confidential Information, including trade secrets and in exchange for other good and valuable consideration, including without limitation the Annual Bonus opportunity, the Option, the Signing Bonus, the Reimbursement, the Living Expenses, and the Severance Payments provided herein, the Executive agrees that the following restrictions on his activities during his employment are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

(i)          While the Executive is employed by the Company and during the twelve (12)-month period immediately following termination of his employment for any reason except termination due to layoff or termination by the Company without Cause (in the aggregate, the "Non-Competition Period"), the Executive will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in or compete with, or undertake any planning to engage in or compete with any small molecule programs directed at drugging the following targets with the specified pharmacological approaches: (a) Dopamine DI receptor agonists, (b) GABA alpha2/alpha3 selective PAMs, (c) Muscarinic M4 receptor PAMs or full orthosteric agonists, (d) Dopamine D3 antagonists, (e) Kappa opiate receptor antagonist, (f) LRRK.2 enzyme inhibitors, (g) PDE4 enzyme inhibitors, (h) GBA enzyme activators, and/or (i) APOE3 modulators, or any other program conducted or in active and definitive planning to be conducted by the Company or any of its Affiliates at any time during the Executive's employment with the Company or, with respect to the portion of the Non-Competition Period that follows termination of the Executive's employment, at the time of such termination (each, a "Competing Program"), in any case involving any of the services that the Executive provided to the Company or any of its Affiliates in connection with a Competing Program at any time during the Executive's employment with the Company or, with respect to the portion of the Non-Competition Period that follows the termination of the Executive's employment, during the last two (2) years of the Executive's employment with the Company (collectively, the "Competitive Activities"), in any geographic area where the Company or any of its Affiliates conducts or is actively planning to conduct business any time during the Executive's employment with the Company or, with respect to the portion of the Non-Competition Period that follows termination of the Executive's employment, in any geographic area in which the Executive at any time within the last two (2) years of the Executive's employment with the Company provided services or had a material presence or influence in each case in connection with a Competing Program.

(ii)          While the Executive is employed by the Company and during the twenty-four (24)-month period immediately following termination of his employment for any reason (in the aggregate, the "Non-Solicitation Period"), the Executive will not, directly or indirectly, solicit or encourage, or otherwise take any action that causes or is reasonably likely to cause, any customer, vendor, supplier or other business partner of the Company or any of its Affiliates to terminate or diminish his, her or its relationship with any of them; provided, however, that this restriction shall apply following termination of the Executive's employment (y) only with respect to those Persons who are or have been a business partner of the Company or any of its Affiliates at any time within the twelve (12)-month period immediately prior to the Executive's termination of employment or whose business has been solicited on behalf of the Company or any of its Affiliates by any of their officers, employees or agents within such twelve (12)-month period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during his employment with the Company or any of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in his solicitation of such Person.

(iii)          During the Non-Solicitation Period, the Executive will not, directly or indirectly, (a) hire or engage, or solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any such employee to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her or its relationship with any of them. For the purposes of this Section 3(d)(iii), an "employee" or an "independent contractor" of the Company or any of its Affiliates is any Person who was such at any time during the Executive's employment or, with respect to the portion of the Non-Solicitation Period that follows the termination of his employment, during twelve (12)-month period immediately preceding the Executive's termination of employment.

(e)      In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 3. The Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further agrees that, were the Executive to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any such covenants, without having to post bond. In any action with respect to the enforcement of the covenants contained in this Section 3, the prevailing party shall be entitled to an award of its reasonable attorney's fees incurred in connection with such action. The Executive further agrees that the Non-Solicitation Period shall be tolled, and shall not run, during the period of any breach by the Executive of any of the covenants contained in Sections 3(d)(ii) and 3(d)(iii). The Executive and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company's Affiliates shall have the right to enforce all of the Executive's obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. No claimed breach of this Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of the Executive's employment or other relationship with the Company or any of its Affiliates, shall operate to excuse the Executive from the performance of his obligations under this Section 3.

4.            Termination of Employment.The Executive's employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)      By the Company For Cause. The Board may terminate the Executive's employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause, provided that the Executive has an opportunity, with the benefit of legal counsel, to be heard by the Board (which opportunity may occur by telephone or videoconference). For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following, as determined by the Board in its reasonable judgment: (i) the Executive's failure to comply with a material directive of the Company's Chief Executive Officer or the Board, or gross negligence in the performance of the Executive's duties and responsibilities to the Company or any of its Affiliates; (ii) the Executive's material breach of this Agreement or any other written agreement between the Executive and the Company or any of its Affiliates; (iii) the Executive's indictment for, or plea of nolo contendere to, a felony or other crime involving moral turpitude that causes or could reasonably be expected to cause material harm to the business interests or reputation of the Company or any of its Affiliates; (iv) fraud, theft, embezzlement or other intentional misconduct by the Executive that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates; and/or, solely for purposes of the application of the non-competition provision in Section 3(d)(i) of this Agreement: (v) (A) the Executive's performance (or nonperformance) of his duties and responsibilities to the Company or any of its Affiliates in a manner deemed by the Company to be in any way unsatisfactory, (B) the Executive's breach of this Agreement or any other agreement between the Executive and the Company or any of its Affiliates, or (C) the Executive's violation of or disregard for any rule or procedure or policy of the Company or any of its Affiliates, or any other reasonable basis for Company dissatisfaction with the Executive, including for reasons such as lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior. For the avoidance of doubt, the above Section 4(a)(v) does not apply to determining the Executive's eligibility for Severance Benefits or to any other provision of this Agreement other than Section 3(d)(i), nor does it apply to any other agreement to which the Executive is a party. Further, Cause shall not exist hereunder, in the case of (i) or (ii) above, unless the Company has provided the Executive with written notice of the event(s) alleged to constitute Cause thereunder and, if such event(s) are susceptible to cure, a 15 day period to cure following the receipt of such notice in which the Executive has failed to cure such event(s).

(b)     By the Company Without Cause. The Company may terminate the Executive's employment at any time other than for Cause upon ten (I 0) days' notice to the Executive (during which period (or any portion thereof) the Executive may be placed on paid administrative leave).

(c)      By the Executive for Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without Executive's consent, (i) any diminution in the Base Salary or Target Bonus, unless applied across-the-board to all similarly-situated executives of the Company and not more than 5%, (ii) any material diminution in the Executive's titles, authorities, duties, or responsibility, (iii) a permanent reassignment of the Executive's primary office to a location more than 35 miles from the Company's offices in Massachusetts, or (iv) a material breach by the Company of this Agreement or any material breach by the Company or any of its Affiliates of any other written agreement with the Executive: provided, however, Good Reason shall not exist hereunder, unless the Executive has provided the Company with written notice of the event(s) alleged to constitute Good Reason within 30 days of the initial occurrence of such event(s), and the Company has failed to cure such event(s) within 30 days following its receipt of such notice. The Executive may terminate his employment for Good Reason at any time within the 30-day period after the 30 day cure period has expired.

(d)      By the Executive without Good Reason. The Executive may terminate his employment at any time upon sixty (60) days' notice to the Company. The Board may elect to waive such notice period or any portion thereof if the Executive consents to the wavier of such notice period in writing or without his written consent if the Company pays the Executive his Base Salary for the period so waived.

(e)     Death and Disability. The Executive's employment hereunder shall automatically terminate in the event of the Executive's death during employment. The Company may terminate the Executive's employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, even with a reasonable accommodation, for a period of ninety (90) consecutive days or one hundred and twenty (120) days (whether or not consecutive) during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that he is unable to perform substantially all of his duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company's request, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive's guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Company's good faith, reasonable determination of the issue shall be binding on the Executive.

5.           Other Matters Related to Termination.

(a)      Final Compensation. In the event of termination of the Executive's employment with the Company, howsoever occurring, the Company shall pay the Executive (i) the Base Salary for the final payroll period of his employment, through the date his employment terminates; (ii) any bonus in respect of a prior year which has not yet been paid, payable at such time when such bonus would otherwise have been paid; (iii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the date his employment terminates; and (iv) reimbursement, in accordance with Section 2(f) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date his employment terminates, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date his employment terminates, and provided further that such expenses are reimbursable under Company policies then in effect (all of the foregoing, "Final Compensation"). Except as otherwise provided in Sections 5(a)(ii) and 5(a)(iii), Final Compensation will be paid to the Executive within thirty (30) days following the date of termination or such shorter period required by law.

(b)      Severance Payments. In the event of any termination of the Executive's employment pursuant to Sections 4(a)(v) (and, for the avoidance of doubt, for reasons that would not constitute Cause pursuant to Section 4(a)(i)-(iv)), 4(b) or 4(c) above, the Company will pay the Executive, in addition to Final Compensation, the following (the "Severance Benefits"):

(i)          the Base Salary for a period of twelve (12) months following the date of termination (such period, the "Severance Period" and such payments, the "Severance Payments");

(ii)         the Target Bonus for the year of termination, prorated for the number of days during the year in which the Executive's employment terminates that the Executive was employed by the Company (based upon a 365-day year); and

(iii)       in the event the Executive timely elects to continue the Executive's coverage and, if applicable, that of the Executive's eligible dependents in the Company's group health plans under the federal law known as "COBRA" or similar state law (together, "COBRA"), the Company shall pay the Executive a monthly amount equal to the portion of the monthly health premiums paid by the Company on the behalf of active employees and , if applicable, their eligible dependents until the earlier of (A) the conclusion of the Severance Period and (B) the date that the Executive and, if applicable, the Executive's eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms (the "Health Continuation Benefits").

(c)      Conditions To And Timing Of Severance Payments. Any obligation of (i) the Company to provide the Executive the Severance Benefits and/or (ii) Parent to provide the accelerated vesting of Options described in Paragraph 2 of Schedule A of the Award is , in each case, conditioned on his signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims and other customary terms, including post-employment restrictive covenants substantially similar to those found in this Agreement, in the form provided to the Executive by the Company at the time that the Executive's employment terminates (the " Separation Agreement"). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive's employment terminates. Any Severance Payments and Health Continuation Benefits to which the Executive is entitled will be payable in the form of salary continuation in accordance with the normal payroll practices of the Company. The first such payment, together with the pro-rated Target Bonus described under Section 5(b)(iii) above, will be made on the Company's next regular payday following the expiration of sixty (60) calendar days from the date that the Executive's employment terminates, but will be retroactive to the day following such date of termination. Notwithstanding the foregoing, in the event that the Company's payment of the Health Continuation Benefits would subject the Company to any tax or penalty under Section l05(h) of the Internal Revenue Code, as amended (the "Code"), the Patient Protection and Affordable Ca re Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, the Executive and the Company shall work together in good faith to restructure such benefit.

(d)      Benefits Termination. Except for any right the Executive may have under COBRA or other applicable law to continue participation in the Company's group health and dental plan s at his cost and except as expressly provided in Section 5(b)(ii) of this Agreement, the Executive's participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his employment, without regard to any continuation of the Base Salary or other payment to the Executive following termination of his employment, and the Executive shall not be eligible to earn vacation or other paid time off following the termination of his employment.

(e)      Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive's obligations under Section 3 of this Agreement. The obligation of the Company to make payments to the Executive under Section 5(b), and the Executive's right to retain the same, are expressly conditioned upon his continued full performance of his obligations under Section 3 of this Agreement. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6.            Timing of Payments and Section 409A.

(a)      Notwithstanding anything to the contrary in this Agreement, if at the time the Executive's employment terminates, the Executive is a "specified employee," as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)- month period or, if earlier, upon the Executive's death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section l.409A-l (b) (including without limitation by reason of the safe harbor set forth in Section l.409A- l (b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A- 1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code, as amended ("Section 409A").

(b)      For purposes of this Agreement, all references to "termination of employment" and correlative phrases shall be construed to require a "separation from service" (as defined in Section 1.409A-l (h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term "specified employee" means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-l(i).

(c)      Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)      In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7.            Definitions. For purposes of this Agreement , the following definitions apply:

"Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise; provided, however, that Affiliates does not include any portfolio company of any investment fund associated with Bain Capital Private Equity, L.P. other than the Company and its direct and indirect parents and subsidiaries.

"Confidential Information" means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that (i) is generally known to the industry in which the Company operates or the public, other than as a result of Executive's breach of this Agreement or any other agreement between the Executive and the Company or any of its Affiliates, (ii) is made legitimately available to the Executive by a third party without breach of any confidential obligation of which Executive has knowledge, (iii) is generally applicable business or industry know-how or acumen of the Executive which does not embody and is not predicated upon Confidential Information; or (iv) enters the public domain, other than through the Executive's breach of his obligations under this Agreement or any other agreement between the Executive and the Company or any of its Affiliates.

"Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive's employment that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.1

"Person" means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

8.           Conflicting Agreements. The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive are a party or are bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of his obligations under this Agreement. The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party's consent.

9.            Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

10.         Assignment. Neither  the  Executive  nor the Company  may  make  any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive's consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to  whom  the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective  successors, executors, administrators, heirs and permitted assigns.

11.         Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.        Miscellaneous. This Agreement sets fo1th the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

13.         Legal Fees. The Executive shall be entitled to payment or reimbursement of reasonable legal fees in an amount not to exceed $10,000 in connection with the review, negotiation, preparation of this Agreement or the Non-Statutory Stock Option Agreement between the Executive and Parent.

14.         Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

The Executive acknowledges that the Company provided him with this Agreement by the earlier of (i) the date of a formal offer of employment from the Company or (ii) ten (10) business days before the Effective Date. The Executive acknowledges that he has been and is hereby advised of his right to consult an attorney before signing this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ Kathy Yi	By:	/s/ N. Anthony Coles, M.D.
Kathy Yi		Name: N. Anthony Coles, M.D.
Title: Executive Chairman